Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE Tuesday, December 5, 2017	Investor Relations Contact: Daniel Wong (808) 835-3291 Investor.Relations@HawaiianAir.com Media Relations Contact: Alex Da Silva (808) 835-3712 Alex.DaSilva@HawaiianAir.com
Hawaiian Airlines Reports November 2017 Traffic Statistics,
Updates Expected Fourth Quarter and Full Year Metrics, and Announces New Share Repurchase Authorization

HONOLULU – Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA) ("Company"), has announced its system-wide traffic statistics for the month of November and year to date. It also updated its expectations for certain fourth quarter and full year financial metrics and is announcing a new share repurchase authorization.

SYSTEM-WIDE OPERATIONS1

NOVEMBER	2017	2016	% CHANGE
PAX	945,568	869,970	8.7%
RPMS (000)	1,327,946	1,249,075	6.3%
ASMS (000)	1,546,170	1,455,392	6.2%
LF	85.9%	85.8%	0.1 pts.

YEAR-TO-DATE	2017	2016	% CHANGE
PAX	10,504,678	10,123,319	3.8%
RPMS (000)	14,928,462	14,155,896	5.5%
ASMS (000)	17,361,329	16,795,372	3.4%
LF	86.0%	84.3%	1.7 pts.

PAX	Passengers transported
RPM	Revenue Passenger Miles; one paying passenger transported one mile
ASM	Available Seat Miles; one seat transported one mile
LF	Load Factor; percentage of seating capacity filled
1 Includes the operations of contract carriers under capacity purchase agreements.

Fourth Quarter & Full Year 2017 Outlook

The Company has revised certain of its expectations for the quarter and year ending December 31, 2017 that were previously provided in its Third Quarter 2017 Earnings Release on October 19, 2017.

Specifically, the Company revised its estimates for operating revenue per ASM for the quarter and year ending December 31, 2017, due to better than expected close-in bookings and improved cargo revenue, expressed as an expected percentage change compared to the results for the quarter and year ended December 31, 2016.

Item	Original Fourth Quarter 2017 Guidance	Revised Fourth Quarter 2017 Guidance	Original Full Year 2017 Guidance	Revised Full Year 2017 Guidance
Operating revenue per ASM	Down 1.0% to up 2.0%	Up 1.5% to up 3.5%	Up 5.0% to up 6.0%	Up 5.5% to up 6.5%

The Company also revised its estimate for economic fuel cost per gallon for the quarter ending December 31, 2017.

Item	Original Fourth Quarter 2017 Guidance	Revised Fourth Quarter 2017 Guidance	GAAP Equivalent	Original GAAP Fourth Quarter 2017 Guidance	Revised GAAP Fourth Quarter 2017 Guidance
Economic fuel cost per gallon (a)(b)	$1.75 to $1.85	$1.80 to $1.90	Fuel cost per gallon	$1.72 to $1.82	$1.82 to $1.92

(a)	See reconciliation of actual fuel costs to economic fuel costs.

(b)	Economic fuel cost per gallon estimates are based on the November 17, 2017 fuel forward curve.

The Company believes that economic fuel expense is a good measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period. The Company defines economic fuel expense as GAAP fuel expense plus losses/(gains) realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.

New Share Repurchase Authorization
The Company is also announcing a new $100 million stock repurchase program in effect through December 31, 2019, which is in addition to the current $100 million authorization under which the Company has repurchased $90.5 million, or 2.27 million shares, year to date.

Non-GAAP Financial Reconciliations
(in thousands)

	Estimated three months ending December 31, 2017
	(in thousands, except per-gallon amounts)
Aircraft fuel expense, including taxes and delivery	$117,713	to	$127,700
Realized (gains)/losses on settlement of fuel derivative contracts	(1,200)	to	(1,200)
Economic fuel expense	$116,513	to	$126,500
Fuel gallons consumed	64,729	to	66,579
Economic fuel cost per gallon	$1.80	to	$1.90

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance including but not limited to the Company's expectations regarding operating revenue per ASM, fuel cost per gallon, and economic fuel cost per gallon for the quarter and full year ending December 31, 2017. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and assumptions relating to the Company’s operations and business environment which may cause the Company’s actual results for the quarter and full year ending December 31, 2017 to be materially different from any expected results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, the Company's ability to accurately forecast quarterly results. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent filings with the Securities Exchange Commission.

About Hawaiian Airlines
Hawaiian®, the world’s most punctual airline as reported by OAG, has led all U.S. carriers in on-time performance for each of the past 13 years (2004-2016) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler and Travel + Leisure have placed Hawaiian among the top of all domestic airlines serving Hawai‘i.

Now in its 89th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 170 jet flights daily between the Hawaiian Islands, with a total of more than 250 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines). For career postings and updates, follow Hawaiian’s LinkedIn page.

For media inquiries, please visit Hawaiian Airlines’ online newsroom.